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                                                                      EXHIBIT 15



September 2, 1998


Orion Capital Corporation
9 Farm Springs Road
Farmington, CT 06032


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended March 31, 1998 and 1997 and June 30, 1998 and 1997, as indicated in our reports dated April 30, 1998 and July 29, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 are being used in this Registration Statement on Form S-8.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP
Hartford, Connecticut